Exhibit 99.1

U of M begins Phase I of first-in-human clinical trial for advanced solid tumor cancers

MINNEAPOLIS, MN - May 19, 2022 - Physicians and scientists at the University of Minnesota have opened a new solid tumor cancer clinical trial and have treated their first patient with HCW9218, an injectable, bifunctional immunotherapeutic, developed by HCW Biologics Inc (NASDAQ: HCWB). This Phase I, first-in-human clinical trial is enrolling patients that have advanced solid tumors with progressive disease after prior chemotherapies.

The trial is led by University of Minnesota oncologist Melissa Geller, MD, MS, Professor, and Division Director, Gynecologic Oncology, Department of Obstetrics, Gynecology and Women's Health (OBGYN) in the Medical School and the Masonic Cancer Center’s Associate Director for Clinical Research, with collaboration from Jeffrey Miller, MD, Professor of Medicine in the Medical School’s Division of Hematology, Oncology and Transplantation and Deputy Director of the Masonic Cancer Center, and Manish Patel, DO, Associate Professor of Medicine, Division of Hematology, Oncology and Transplantation and Director of the Developmental Therapeutics Clinic.

“Our team is very excited to bring this clinical trial to patients who have recurrent cancer,” noted Dr. Geller. “With the ease of a subcutaneous injection, this innovative compound can stimulate the immune system while at the same time inhibiting proteins that cause immunosuppression. This unique combination will provide patients with cancer a novel immune-based therapy when previous treatments have failed.”

The treatment, HCW9218 has an IL-15 component that activates the immune system (NK cells and T cells) and a second component that neutralizes TGF-beta, a common protein induced by tumors to suppress the immune system. As a result, this bifunctional fusion protein complex is designed to drive anti-tumor immune activity to attack cancer cells while simultaneously blocking unwanted immunosuppressive activities.

About the Masonic Cancer Center, University of Minnesota

The Masonic Cancer Center, University of Minnesota, is the Twin Cities’ only Comprehensive Cancer Center, designated ‘Outstanding’ by the National Cancer Institute. As Minnesota’s Cancer Center, we have served the entire state for more than 25 years. Our researchers, educators, and care providers have worked to discover the causes, prevention, detection, and treatment of cancer and cancer-related diseases. Learn more at cancer.umn.edu.

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About HCW Biologics

HCW Biologics is a clinical-stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen health span by disrupting the link between chronic, low-grade inflammation, and age-related diseases, such as cancer, cardiovascular diseases, diabetes, neurodegenerative diseases, and autoimmune diseases. The Company has combined deep understanding of disease-related immunology with its expertise in advanced protein engineering to develop the TOBI™ (Tissue factOr-Based fusIon) discovery platform. The Company uses its TOBITM discovery platform to generate designer, novel multi-functional fusion molecules with immunotherapeutic properties. The invention of HCW Biologics’ two lead molecules, HCW9218 and HCW9302, was made via the TOBI™ discovery platform. The Masonic Cancer Center, University of Minnesota, has initiated a Phase 1 clinical trial to evaluate HCW9218 in solid tumors that have progressed after prior chemotherapies. The FDA has also cleared HCW Biologics to initiate a first-in-human Phase 1b clinical trial for HCW9218 in patients with advanced pancreatic cancer. HCW9302 is currently undergoing IND-enabling studies for an autoimmune indication.

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